Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Adgero Biopharmaceuticals Holdings, Inc. on Form S-1 of our report dated November 3, 2016 with respect to our audits of the consolidated financial statements of Adgero Biopharmaceuticals Holdings, Inc. as of December 31, 2015 and 2014 and for each of the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY

February 14, 2017